Exhibit 4.8

SHARE PURCHASE AGREEMENT

        This Agreement (the “Agreement”) is made as of October 30, 2007, by and among Donald Levi and Andrew Levi (mutually the “Sellers”); B.O.S Better Online Solutions Ltd., an Israeli company No. 520042565, having its address at 20 Freiman Street Rishon LeZion, 75100 (the “Purchaser”); and Summit Radio Corp., a New Jersey corporation, having its address at 1008 Teaneck Road, Teaneck, New Jersey 07666 (the “Company”).

W I T N E S S E T H :

        WHEREAS, the Sellers are the owners of 100% of the issued and outstanding capital stock in the Company; and

        WHEREAS, the Sellers wish to sell to the Purchaser, in the aggregate, 20 shares of common stock of the Company, no par value (the “Company Shares”), representing 100%, as of Closing (as defined below), of the issued and outstanding capital stock of the Company; and

        WHEREAS, the Purchaser wishes to acquire such Company Shares in accordance with the terms of this Agreement; and

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Sale and Purchase of Shares.

1.1	General. Each Seller, severally and not jointly, shall sell, at the Closing, to the Purchaser, and the Purchaser shall purchase, at the Closing, all rights, title and interest in each Seller’s Sold Shares (as defined below) on the terms of this Agreement, free from all claims, liens, charges, pledges, security interests, encumbrances and third party rights of any kind (the “Security Interests”), other than as currently existing under the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”) and/or bylaws, as amended (the “Bylaws”), together with all rights, preferences and privileges attaching to, or conferred by, them. “Sold Shares” shall mean, in relation to a Seller, the Company Shares set forth opposite such Seller’s name in Schedule A.

1.2	Closing Consideration. Subject to Closing, the Purchaser shall, in consideration for the purchase from each Seller of the Sold Shares: (i) issue to the relevant Seller ordinary shares nominal value NIS 4.00 each, of the Purchaser, as set forth in Schedule A (the “Consideration Shares”), such Consideration Shares to be placed in escrow as set forth below, and (ii) pay to the relevant Seller cash in the amount set forth in Schedule A hereto (the “Cash Payment”).

At Closing, the Consideration Shares will be placed into escrow with the office of GREENBERG TRAURIG, P.A. (the “Shares Escrow Agent”), pursuant to an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”). The Consideration Shares shall be released to the respective Sellers upon the lapse of ten (10) months from the Closing (the “Escrow Period”), unless the Purchaser shall have submitted to the Sellers a claim for indemnification, in which case the amount of the Consideration Shares required to cover the potential claim shall remain in escrow pending the resolution of such claim and shall be used to satisfy all or part of such claim if sustained. During the Escrow Period the Sellers shall be deemed to be the owners of the Consideration Shares for the purpose of voting the Consideration Shares. All dividends, bonus shares, options or other distributions to shareholders as may be declared by the Company in respect of the Consideration Shares shall be paid, issued or distributed to the Shares Escrow Agent, who shall hold them until such time that the same are released from escrow as provided in the Escrow Agreement.

1.3	Deposit. The parties acknowledge that the Purchaser has transferred to Kilstein & Kilstein (the “DepositEscrow Agent”) to the sum of $250,000 (the “Deposit”).

1.4	Contingent Consideration. The Purchaser shall pay an amount of up to $500,000 in cash, in contingent payments (the “Contingent Consideration”), payable to the Sellers jointly upon achievement by the Company of the financial milestones (each, a “Target”) stated on Schedule B.

2.	Closing. The closing of the sale and purchase of the Sold Shares of each Seller listed in Schedule A shall take place at a closing (the “Closing”), which will be held at the offices of Greenberg Traurig, P.A. 200 Park Avenue, Florham Park, New Jersey 07932 within five (5) business days from the date all conditions precedent stated in Sections 8 and 9 hereof have been fulfilled or waived (as applicable) or on such other date, time and place as the Purchaser and the Sellers shall mutually agree. The date of the Closing shall be deemed the “Closing Date”.

2.1	Transactions at Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1	The Sellers and the Company shall deliver, or procure the delivery, to the Purchaser of the following documents:

a.	Certificates representing all of the Sold Shares, each such certificate to be duly and validly endorsed in favor of the Purchaser or accompanied by separate stock powers duly and validly executed by the relevant Seller and otherwise sufficient to vest in the Purchaser good and marketable title to such stock;

b.	A certificate, duly executed by an executive officer of the Company, dated as of the Closing Date, confirming that the representations and warranties made in Section 4 were true and correct in all material respects when made and are true and correct in all material respects on and as of the Closing Date, as though made on the Closing Date, and that the Company has performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing;

c.	Certificates of each of the Sellers dated as of the date of the Closing, confirming that the representations and warranties made in Sections 3, 4 and 5 were true and correct in all material respects when made and are true and correct in all material respects on and as of the Closing Date, as though made on the Closing Date.

d.	An executed opinion of counsel to the Company and Sellers in the form attached hereto as Schedule 2.2.1(d) , dated as of the date of the Closing and addressed to the Purchaser.

e.	Resignation letters signed by the Sellers, resigning from the Board of Directors of the Company, effective as of the Closing.

f.	The employment agreement between Donald Levi and the Company in the form attached as Schedule 2.2.1(f) hereto executed by Donald Levi (the “Donald Levi Employment Agreement”).

g.	The employment agreement between Andrew Levi and the Company in the form attached as Schedule 2.2.1(g) executed by Andrew Levi (the “Andrew Levi Employment Agreement”).

h.	True and correct copies of resolutions or unanimous consents of the Company’s Board of Directors approving the transactions contemplated hereby.

i.	A copy of all approvals and consents of, or notices to, any governmental authority or agency needed to enter into and/or consummate the transactions contemplated hereby.

2.2.2	The Purchaser shall deliver to the Sellers the following documents:

a.	True and correct copies of resolutions or unanimous consents of the Purchaser’s Board of Directors approving (i) the transactions contemplated hereby; (ii) the issuance of the Consideration Shares (for deposit with the Shares Escrow Agent) and the transfer of the Cash Payment (less the Deposit) to the Sellers in accordance with Schedule A hereto and (iii) the Contingent Consideration in accordance with Schedule B, against the transfer to the Purchaser of the Sold Shares, free and clear from any Security Interest;

b.	Confirmation by the Shares Escrow Agent of receipt of validly executed share certificates covering the Consideration Shares, issued in the name of each Seller;

c.	A certificate duly executed by an executive officer of the Purchaser, dated as of the date of the Closing, confirming that the representations and warranties made by the Purchaser in Section 6 were true and correct when made and are true and correct in all material respects on and as of the Closing Date, as though made on the Closing Date.

d.	A copy of all approvals and consents of, or notices to, any governmental authority or agency needed to enter into and/or consummate the transactions contemplated hereby. Purchaser may certify in writing that all approvals have been secured.

e.	If any closing document that is delivered by Purchaser to Sellers is in Hebrew, it shall be accompanied by an English translation thereof certified by an officer of Purchaser.

2.2.3	The Purchaser shall deliver to each Seller by certified check(s) or equivalent bank check(s) payable to each Seller or commence the transfer of the Cash Payment less the Deposit to the Sellers by wire transfer in immediate available funds to the accounts designated by the Sellers. Such payments shall be made in U.S. dollars. The actual receipt and clearance of such checks or other payments shall be a condition precedent to the effectiveness of each of the closing transactions.

2.2.4	The Purchaser shall instruct the Deposit Escrow Agent to transfer the Deposit to the Sellers.

2.2.5	The Company and the Sellers shall execute and deliver to each other General Releases in the forms attached hereto as Schedules 2.2.5(a), (b) and (c)

3.	Representations and Warranties of Each Seller. Each Seller, severally and not jointly, represents and warrants to the Purchaser as follows:

3.1	He is the holder and legal owner of all rights, titles and interests in and to the Sold Shares set forth opposite its name in Schedule A, free from all Security Interests, , together with all rights, preferences and privileges attaching to, or conferred by, such Sold Shares;

3.2	He is not entitled to purchase, receive or otherwise acquire from the Company any additional securities of the Company, including without limitation securities exercisable or convertible into securities of the Company.

3.3	The execution and delivery of this Agreement (and the other documents contemplated hereby) by him does not, and the consummation of the transactions contemplated hereby and thereby will not:

(a)	constitute a breach of any applicable law, rule or regulation of any government applicable to such Seller;

(b)	require the consent or agreement of any court, governmental body or entity that has not been, or will not have been, obtained by such Seller prior to the Closing;

(c)	violate any material contract, agreement, indenture, mortgage, instrument, lease, license, arrangement, or undertaking of such Seller;

(d)	result in the creation or enforcement of any Security Interest upon the Sold Shares held by such Seller;

(e)	violate or conflict with any judgment, order, injunction, decree, or ruling of any court or governmental authority to which the Seller is subject.

3.4	He has, and will have at the Closing, the right to sell and transfer, or procure the sale and transfer of, the full legal and beneficial interest in his respective Sold Shares to the Purchaser on the terms set out in this Agreement, free from all Security Interests, subject to such consents and approvals contemplated hereby and which shall have been obtained by the Closing.

4.	Representations and Warranties regarding the Company. The Company and each Seller, severally and jointly, hereby represent and warrant to the Purchaser as follows:

4.1	Organization. The Company is a private company, duly incorporated and validly existing under the laws of its state of incorporation, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently being conducted. Copies of the Company’s Certificate of Incorporation and Bylaws as in effect on the date of this Agreement are attached hereto as Schedule 4.1. The Company has all permits, licenses and any similar authority necessary for the conduct of its business as currently being conducted by it, and the Company believes that it can, without undue burden or expense, obtain all permits, approvals, licenses and any similar authority necessary for the consummation of this Agreement and the transactions contemplated hereby. The Company is not in material default under any of its current franchises, permits, licenses or other similar authorities. The Company has not taken any action or failed to take any action, which such action or failure would preclude or prevent the Company from conducting its business after the Closing in the manner heretofore conducted.

4.2	Capital Stock.

4.2.1	The Company’s authorized capital stock as of the date hereof is two (200) hundred shares without par value. On the date hereof and immediately after the Closing, twenty (20) shares of common stock are and will be issued and outstanding.

4.2.2	All issued and outstanding shares of common stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable, free and clear of any Security Interest.

4.2.3	A capitalization table showing the division of the issued and outstanding shares of Common Stock of the Company immediately prior to the Closing on a fully diluted basis is attached as Schedule 4.2.3. The shareholders identified in such Schedule are the shareholders of the Company immediately prior to the Closing, and are the lawful record owners of all of the issued and outstanding shares of common stock of the Company.

4.2.4	There are no outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any shares or other securities of the Company, and there are no agreements or undertakings providing for the issuance of, or the granting of the rights to acquire from the Company any shares or other securities of the Company or under which the Company is or may become obligated to issue any of its shares or securities.

4.2.5	The Sold Shares, when delivered to the Sellers will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, and when transferred in accordance with this Agreement will have the rights, preferences, privileges and restrictions set forth in the Company’s Certificate of Incorporation and Bylaws.

4.2.6	With the exception of an existing shareholders agreement between Donald Levi and Andrew Levi, which shall be terminated simultaneously with the Closing, without further obligation of the Company or Purchaser, there are no shareholders agreements, voting agreements, registration rights agreements or any other agreements or undertakings relating to the share capital of the Company which will be in effect as of the Closing.

4.2.7	Undistributed Profits through December 31, 2006 that have not been distributed to the shareholders of the Company are reflected on the books and records of the Company in the Accumulated Adjustment Account. Since January 1, 2007, the Company has declared and distributed an aggregate of $470,000 to its shareholders which represents the 2006 profits. The Sellers agree that no further amounts with respect to profits earned prior to December 31, 2006 shall be distributable to them by the Company either prior to or after the Closing Date. The Company shall distribute to Sellers the net income before Tax payable by the Company (if any such Tax is due from the Company) for the period commenced January 1, 2007 through the Tax Closing Date (September 30th 2007). Such amount shall be declared as distribution to shareholders before the Closing Date and shall be paid to Sellers 5 days after Closing. For purposes of the foregoing, Taxes shall be computed on the basis of the Subchapter S election applicable through the Closing Date under which tax consequences are passed through to the shareholders.

4.2.8	The Company is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities, which may hereafter be issued.

4.3	Subsidiaries. The Company has no Subsidiaries. The term “Subsidiary” means any corporation or other business entity of which the Company owns a majority of its outstanding capital stock. The Company does not own shares, equity or other rights in any other company or corporation (in any jurisdiction), is not a partner in any partnership (general or limited, incorporated or unincorporated), and is not a party to any joint venture activity.

4.4	Board of Directors and Officers. A list of the directors and officers of the Company is included in Schedule 4.4. Except as set forth in Schedule 4.4, neither the Company nor the Sellers are parties to any agreement, obligation or commitment with respect to: (i) the election of any individual or individuals to the Board, (ii) any voting agreement or other arrangement among the Company’s shareholders, or (iii) any compensation to be provided to any of the Company’s directors or officers which will continue to bind the Company after the Closing with the exception of any unpaid 2007 Compensation due Sellers as more particularly set forth in section 7.1.

4.5	Records. The minute books of the Company, which have been provided to the Purchaser, contain accurate and complete copies of the minutes of every meeting of the Company’s shareholders and Board of Directors (and any committee thereof, if any). No resolutions have been passed, enacted, consented to or adopted by the Board of Directors (or any committee thereof) or by the shareholders of the Company, except for those contained in such minute books with the exception of resolutions given to banks as to authorized signatures. The corporate records of the Company are complete and accurate in all material respects. All returns, particulars, resolutions and other documents required to be filed with or delivered to the Secretary of State in respect of the Company have been properly filed or delivered. For purposes of this Section, unanimous consents shall be deemed to be resolutions and minutes.

4.6	Financial Statements.

4.6.1	A true, correct and complete copy of the unaudited financial statement for the fiscal year ended December 31, 2006 and audited financial statements for the period from January 1, 2007 through September 30, 2007, subject to such exceptions as are noted in such statements (the September 30, 2007 statement is referred to as the “Company Financial Statements”) are attached as Schedule 4.6.1. The Company Financial Statements have been prepared in conformity with the generally accepted accounting principles (“GAAP”), applied on a consistent basis throughout the periods indicated and with each other. The Company Financial Statements are consistent in all material respects with the books and records of the Company and fairly present the position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein. Nothing has come to the attention of the Company or the Seller since September 30, 2007 (the “Balance Sheet Date”) that would indicate that such financial statements are not true and correct in all material respects as of the dates thereof.

4.6.2	During the period commenced by the Balance Sheet Date and ended on the date hereof, there has not been any of the following:

4.6.2.1	any material adverse change in the financial condition, results of operations, assets, liabilities or business of the Company;

4.6.2.2	any liability or obligation of any nature whatsoever incurred by the Company, other than obligations under contracts and commitments incurred in the ordinary course of business which are not required under GAAP to be reflected in the Company Financial Statements, which, individually or in the aggregate, the Company represents, are not material to the financial condition or operating results of the Company;

4.6.2.3	any material asset or property of the Company has been made subject to a Security Interest of any kind;

4.6.2.4	any waiver of any material right of the Company or any cancellation of any material debt or claim held by the Company;

4.6.2.5	any payment of dividends on, or other distributions with respect to, any shares of the capital stock of the Company, or any agreement or commitment therefore.

4.6.2.6	any issuance of any shares of any class by the Company;

4.6.2.7	any sale, assignment, transfer or lease of any tangible or intangible assets (including intellectual property rights) of the Company, except for sales, assignments, transfers or leases of assets which are not material (individually or in the aggregate) to the Company’s business and, with the further exception of the sale of merchandise in the ordinary course of business;

4.6.2.8	any loan by the Company to any officer, director, employee, consultant or shareholder of the Company or any agreement or commitment therefor other than routine travel and other routine expense reimbursements in the ordinary course of business or loans made to employees who are not directors or shareholders of the Company;

4.6.2.9	any material damage, destruction or loss (individually or in the aggregate) (whether or not covered by insurance) affecting the assets, property or business of the Company;

4.6.2.10	any substantial change in the accounting methods, practices or policies followed by the Company for financial accounting or tax purposes, except as requested by Purchaser in connection with the Company Financial Statements and the Company’s inventory accounting system;

4.6.2.11	any material change or amendment to a material contract or arrangement by which the Company or any of their respective assets or properties is bound or to which the Company or any of its assets is subject the parties acknowledging that the Company is presently in the process of negotiating a renewal of its contract with Embraer which is the Company’s largest customer;

4.6.2.12	any satisfaction or discharge of any claim or Security Interest except in the ordinary course of business.

4.6.2.13	any material change in any compensation arrangement or agreement with any director, officer, employee, consultant, advisor or contractor of the Company.

4.7	Authorization; Approvals.

4.7.1	All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of all its obligations under this Agreement and for the transfer of the Sold Shares under this Agreement has been (or will be) taken prior to the Closing.

4.7.2	This Agreement, when executed, and delivered by the Company and by each of the Sellers, shall constitute the valid and legally binding obligation of each of the Sellers, enforceable against the each Seller, as the case may be, in accordance with its terms. No consent, approval, order, license, permit, action by, or authorization of or from any person or entity or filing with any governmental authority on the part of the Company or any Seller is required that has not been, or will not have been, obtained by the Company or such Seller prior to the Closing in connection with the valid execution, delivery and performance of this Agreement or the transfer of the Sold Shares to the Purchaser.

4.8	Compliance with Law and Other Instruments.

4.8.1	The Company has conducted its business (i) in accordance with all applicable laws and regulations to which it is subject in the United States, except to extent that, individually or in the aggregate, would not cause a Material Adverse Effect, and (ii) to the best of its knowledge, in accordance with all material applicable laws and regulations to which it is subject in other jurisdictions and has received no written notice to the contrary within two (2) years last past or any other written notice to the contrary which has not been abated or complied with. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, prospects, results of operations or condition (financial or otherwise) of the Company

4.8.2	The Company is not (a) in default under its Certificate of Incorporation or by-laws, or (b) in default under any material note, indenture, mortgage, lease, agreement, contract, license, research and development commitment, purchase order or other instrument, document or agreement to which it is a party or by which it or any of its property is bound or affected. The Company has not received any written notice within two (2) years last past that it is in material default with respect to any existing applicable law, statute, ordinance, regulation, order, writ, injunction, decree or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, in countries in which it conducts its business. Any written notice received prior to such two (2) year period has been abated or complied with.

4.8.3	To the Company’s and Seller’s best knowledge, no third party is in default under any material agreement, contract or other instrument, document or agreement to which the Company is a party except that Varig and Apex are subject to bankruptcy proceedings and Aeromot is apparently unable to meet its obligations as they fall due. The Company is not a party to, or named in, any order, judgment, decree or award of any governmental authority, agency, court, tribunal or arbitrator.

4.9	No Breach.

4.9.1	Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof, will conflict with or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Certificate of Incorporation, or by-laws of the Company, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, in countries in which the Company conducts its business, or to which the Company is subject, (iii) any agreement, contract, lease, license or commitment to which the Company is a party, or (iv) applicable law in countries in which the Company conducts its business.

4.9.2	Such execution, delivery and compliance by the Sellers will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in Section 4.9.1, or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained or shall be obtained by the Closing.

4.10	Ownership of Assets. The Company has good and marketable title to, or a valid leasehold or license interest in its premises and in the properties and assets used by it, located on its premises, or shown on the Company Financial Statements, free and clear of all Security Interests except the automobiles and life insurance policies to be transferred to Sellers as provided in Section 12.12. No asset is shared by the Company with any other person or entity.

4.11	Bank Accounts; Debt and Loan Facilities.

4.11.1	Details regarding the Company’s bank accounts and the Company’s bank credit facilities (the “Bank Credit”) are as set forth in Schedule 4.11.1. Except for the bank accounts identified in Schedule 4.11.1, the Company does not have any other bank accounts severally or jointly with others.

4.11.2	Except for liabilities disclosed in the Company Financial Statements, the liabilities of the Company in excess of $5,000 are set forth in Schedule 4.11.2 (the “CompanyLiabilities”). The aggregate amount of the liabilities which are not reflected in the Company Financial Statements, including accrued 2007 salaries due Sellers as more particularly set forth in Section 7.1 and related Schedule 7.1, is set forth in Schedule 4.11.2. Except as set forth in Schedule 4.11.2, there are no debts owing by or to the Company other than the debts, which have arisen in the ordinary course of business, nor has the Company loaned any money, which has not yet been repaid.

4.11.3	No financial facilities (loan or credit arrangements) have been made available to the Company by any bank or financing institution other than in the ordinary course of business. It is the intention of the Company and Purchaser to consider entering into a financial facility with a banking institution mutually acceptable to them, with the consent of Sellers and the Purchaser prior to the Closing Date.

4.11.4	The Company is not in material default under any loan agreement or any other instrument constituting any indebtedness or under any guarantee of any indebtedness, and there is no reason why any such indebtedness or guarantee should be called or the liabilities thereunder accelerated before their due date (if any) or any loan facilities terminated.

4.11.5	The Company, in cooperation with the Purchaser, shall have the right, prior to Closing, to establish a bank line of credit on commercially reasonable terms, with written consent of the Sellers.

4.12	Intellectual Property and Other Intangible Assets.

4.12.1	General. The Company owns, or has the right to use pursuant to a license, sublicense, agreement or permission, all Intellectual Property (as such term is defined below) necessary for the operation of the businesses of the Company as currently conducted. The Company has no licenses, sublicenses, agreements, and permissions (as amended to date) except Pentagon and inventory system and off-the-shelf computer software licenses. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder except for changes made by the provider thereof which are applicable to the Company and similarly situated other customers of the provider. No other Intellectual Property of any kind, owned by a third party, that is required by the Company to conduct its business, as currently conducted, requires, or would require, the payment of any substantial fee or royalty.

In this Agreement, “Intellectual Property” includes inventions and discoveries (whether or not patentable), patents, patent applications, trademarks, service marks, trade dress, designs, trade names, copyrightable works, copyrights, mask works, trade secrets, customer lists, techniques, know-how, proprietary processes and formulas, business strategies, and all other proprietary rights, industrial rights and any other similar rights, if registrable, then in such jurisdiction registered, and all copies and tangible embodiments thereof, or any part thereof, in whatever form or medium.

4.12.2	No Infringement. The Company has not misappropriated any Intellectual Property rights of any third party. To the best of the Company’s and each Seller’s knowledge, the Company has not infringed upon, or otherwise violated, any Intellectual Property rights of any third party. The Company has not received any charge, complaint, claim, demand or notice alleging any misappropriation, infringement or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) by the Company or its personnel of any Intellectual Property rights of any third party. To the Company’s and each Seller’s best knowledge, no third party has infringed upon, misappropriated, or otherwise violated, any Intellectual Property rights of the Company.

4.12.3	Ownership of Intellectual Property. The Company has not registered or applied for registration of any Intellectual Property. All of the Intellectual Property which has been conceived, discovered, researched, created and developed or is currently being researched, created and developed by the Company’s employees, consultants or agents related to (i) the Company’s technology, (ii) any invention or work product created by or for the Company or (iii) any part of, or any derivative work of, any of the foregoing, is owned solely and exclusively by the Company. The Company has not granted any license, agreement, or other permission to any third party with respect to any of its Intellectual Property. With respect to each item of Intellectual Property necessary to the Company’s business: (i) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, royalty, commission or similar arrangements or other restriction except as referred to in Section 4.12.1; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, hearing, charge, complaint, claim, or demand is pending, or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; (iv) the Company has never agreed to indemnify any person or entity for or against any infringement, misappropriation or other violation with respect to the item; and (v) the Company has not granted, and there are not outstanding, options, licenses or agreements of any kind relating to any Intellectual Property rights of the Company, nor is the Company a party to any option, license or agreement of any kind with respect to any of its Intellectual Property. ‘Summit Aviation’, ‘Sussex Mechanical’ and “Summit Radio”are the only trade names owned by the Company, and such trade names are unregistered except pursuant to the Company’s New Jersey Corporate Alternate Name filing.

4.12.4	Protection of IP Rights and Trade Secrets. The Company has taken all actions to maintain and protect each item of Intellectual Property that it owns or uses, which actions are customary in the industry in which the Company operates. All the confidential information of the Company is being (and has been) continuously maintained in confidence by taking reasonable precautions to protect and prevent its disclosure to unauthorized parties.

4.12.5	Limited IP Activity. The Company has not entered into any written agreements with its employees with respect to its Intellectual Property. It is engaged exclusively in the resale of products developed by third parties and does not conduct product research or development.

4.13	Taxes.

4.13.1	The Company and the Sellers have timely filed all Tax Returns required to be filed with respect to the Company. All Taxes owed by the Company or the Sellers with respect to the Company have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There is no power of attorney with respect to any Tax executed or filed by or on behalf of the Company with any taxing authority, except for a power of attorney granted by the Company to Housman and Bloch.

4.13.2	The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

4.13.3	There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due. During the last five (5) years none of the Company’s Tax Returns has been audited or has been the subject of any notice of any audit, examination, investigation or other proceeding except standard worker’s compensation audits by the Company’s worker’s compensation insurers with the exception of a New Jersey Sales Tax audit covering years prior to 2004 which audit has been concluded and closed. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

4.13.4	The Company is not a party to any Tax allocation or sharing agreement. The Company does not have any liability for the Taxes of any other Person, whether pursuant to statute, regulation, administrative position of a taxing authority or as a transferee or successor, by contract or otherwise.

4.13.5	The Company will not be required to include in a taxable period ending after the Closing Date any gross income by reason of income accruing in a prior taxable period but not being recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law.

4.13.6	As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended; “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof; “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof. For purposes of this section 4.13, “Company” means the Company and/or any entity that at any time has been a subsidiary of the Company.

4.13.7	The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code or that would give rise to any obligation to indemnify any person for any excise tax payable pursuant to section 4999 of the Code.

4.13.8	The Company is not a controlled corporation or a distributing corporation in respect of a distribution to which section 355(e) of the Code could apply by reason of the acquisition of the Company’s shares pursuant to this agreement. No indebtedness of the Company consists of “corporate acquisition indebtedness” within the meaning of section 279 of the Code.

4.13.9	The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. The Company does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable income tax treaty to which the United Sates and the foreign country are parties or under the law of the foreign country. The Company does not have an overall foreign loss within the meaning of section 904(f) of the Code.

4.13.10	The Company has disclosed on its Federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of section 6662 of the Code. The Company has not engaged in any “listed transaction” or “reportable transaction” within the meaning of section 6707A(c) of the Code or Treasury regulation section 1.6011-4(b) or any transaction (i) that was marketed to the Company in writing as a transaction that is intended to generate substantial tax benefits and (ii) with respect to which the Company has paid a promoter of the transaction total fees in excess of $100,000.

4.13.11	At all times since January 1, 1987, the Company has qualified as an S corporation (within the meaning of section 1361(a)(1) of the Code).

4.14	Contracts.

4.14.1	Schedule 4.14.1 lists each Material Agreement (as hereinafter defined) to which the Company is a party (collectively, the “Company Material Agreements”). A “Material Agreement” means any arrangement which was not entered into in the ordinary course of business, or which has a value in excess of $50,000. There is no oral Material Agreement to which the Company is party, other than those reflected in the Company Liabilities. True and correct copies of all such Company Material Agreements, as amended to date, have been delivered to the Purchaser.

4.14.2	With respect to each Company Material Agreement at Closing and immediately after Closing hereunder: (i) such Company Material Agreement is legal, valid, binding, enforceable and in full force and effect, subject to and in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) the Company is not in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration thereunder, except for any breaches, defaults, terminations, modifications or accelerations which have been cured or waived; and (iii) no party has repudiated any provision of any such Company Material Agreement.

4.15	Litigation. The Company has not received notice in which it is: (i) named or otherwise identified in any outstanding injunction, judgment, order, decree, writ, stipulation, ruling or charge of any court or any governmental agency or any arbitrator; or (ii) a party or, to its best knowledge, threatened to be made a party to, any action, suit, proceeding, hearing, complaint, charge or investigation of, in, or before any court or quasi-judicial or administrative agency of any state, municipal, or foreign jurisdiction or before any arbitrator or other method of settling disputes or disagreements. To the best knowledge of the Company and each Seller, no action, suit, proceeding, hearing, complaint, charge or investigation is to be brought or threatened against the Company, and the Company does not intend to initiate any such action, suit, proceeding, hearing, complaint, charge or investigation. Without derogating from any of the foregoing, there is no action, suit, proceeding or investigation pending or currently threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreement with prior employers. The institution by any employee or former employee of a worker’s compensation or unemployment proceeding prior to the Closing Date shall not give rise to any right of termination by Purchaser if the Company has maintained required insurance as to worker’s compensation claims or such claim would not expose the Company to Damages.

4.16	Interested Party Transactions.

4.16.1	No officer, director or holder of more than 5% of the issued and outstanding capital stock of the Company (“Interested Party”), or any affiliate of such Interested Party or the Company, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party, except for ownership of less than 5% of the securities of a publicly held entity.

4.17	Employees. There exist no arrangements or proposed transactions, either directly or indirectly, between the Company and any Interested Party or any affiliate or associate of any such Interested Party. No employee, shareholder, officer or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, except in the ordinary course of business and except as stated in Section 7.1.

4.17.1	A full list of all of the Company’s officers and employees showing all Benefits (as defined below) payable or which the Company is bound to provide (whether now or at a future time set forth therein) to each officer and employee is set forth in Schedule 4.17.1. The Company has no written agreements with employees.

4.17.2	No senior employee of the Company with management responsibilities has been dismissed in the last six months or has given notice of termination of his/her employment.

4.17.3	Except for its 401K and health insurance plans and as provided by law and/or under legally binding collective agreements, there are no agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any director or former director or employee or former employee of the Company for the benefit of the dependents of any such person in operation at the date hereof. The parties acknowledge that the life insurance policies upon the lives of the Sellers are to be transferred to them pursuant to the provisions of Section 12.12.

4.17.4	The Company does not operate any share incentive scheme, share option scheme or profit sharing scheme for the benefit of any of its respective officers, directors, employees or consultants.

4.17.5	The Company has paid in full or has made sufficient reserves in the Company Financial Statements for all of the payments and obligations due or payable with respect to its employees, including, but not limited to, social security payments and Income Tax withholdings. The Company does not create reserves for vacation or sick pay or severance pay.

4.17.6	For the purposes of this Section the term “Benefits” means benefits of every description including, without limitation, salaries, directors’ fees, social benefits, bonuses, commissions, profit shares under any incentive scheme and benefits in kind.

4.17.7	The Company does not maintain, and has not in the last three (3) years prior to the date hereof maintained, does not contribute to and has not in the last three (3) years prior to the date hereof contributed to, is not obligated and has not in the last three (3) years prior to the date hereof had any obligation to contribute to, or liability with respect to, any qualified defined contribution or defined benefit plans or arrangements (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto, and the rules and regulations promulgated thereunder) except its 401K Plan and health insurance plans.

4.18	Insurance.

4.18.1	Schedule 4.18.1 lists all of the insurance policies currently maintained by the Company (the “Insurance Policies”). All such policies are in full force and effect, all premiums due and payable thereunder have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid, outstanding and enforceable in accordance with their terms and will remain in full force and effect without the payment of any additional premiums through the Closing.

4.18.2	There are currently no claims pending under any Insurance Policies. To the best knowledge of the Company and the Seller, there is no threatened termination of any such Insurance Policies. The Company has not within the past five years been refused any insurance with respect to its assets or operations by reason of the nature of its operations and products, nor, during such five (5) year period, has its coverage been limited by any insurance carrier to which it has applied for any such insurance.

4.19	Brokers or Finders. Neither the Company nor any of the Sellers or any of their respective employees or shareholders has employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result, directly or indirectly, in the obligation of the Seller, the Company or the Purchaser to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby. It is acknowledged that the Purchaser has used Cukierman & Co. Investment House Ltd. (“Cukierman”) as financial advisor to this transaction. It is hereby clarified, that neither the Company nor the Sellers shall be liable to pay Cukierman any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Purchaser in connection with any of the transactions contemplated under this Agreement, and Purchaser agrees to indemnify Sellers and the Company from any and all claims by Cukierman resulting from any brokerage or finder’s fee arrangement made by Purchaser with Cukierman.

4.20	Option Plan. No options or similar rights have been granted and/or promised to any employees or consultants of the Company.

4.21	Foreign Corrupt Practices Act. Except as disclosed to the Purchaser in a writing from Sellers of even date with this agreement, neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of acting for, or on behalf of, the Company, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

4.22	Environmental Matters. The Company is in compliance with all environmental laws and possesses all permits and authorizations necessary to conduct its business as presently conducted, except as would not result in a Material Adverse Effect. No written notice, notification, demand, request for information, citation, summons or complaint has been received or order has been issued, and no penalty has been assessed, and no investigation or review is pending or threatened by any governmental or administrative authority or other person with respect to any actual or alleged violation by the Company of any environmental law or liability thereunder, or actual or alleged failure by the Company to have any permit or authorization required under any environmental law in connection with the conduct of its business as presently conducted. The factual representations included in the application to the ISRA Bureau of the New Jersey Department of Environmental Protection for a Non-Applicability Determination shall be, when filed, true, correct and complete.

4.23	Full Disclosure. The representations and warranties of the Company and the Sellers in this Agreement, are each accurate, correct and complete in all material respects, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. Neither the Company nor the Seller is aware of any material information relating to the Company and its operations as contrasted with information relating generally to the economy and political affairs which would likely adversely and materially affect the business, operating results, properties, or financial condition of the Company, which has not been expressly disclosed to the Purchaser. The Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Seller contained in this Agreement or any Exhibit or Schedule hereto or any ancillary agreements or documents executed or delivered in connection with or pursuant to any of the foregoing.

5.	Representations and Undertakings regarding the Consideration Shares.

Each Seller, severally and jointly, hereby represents, warrants and covenants to the Purchaser as follows:

5.1.	Information and Advice. Each Seller confirms that he has received or has had full access to all the information he considers necessary or appropriate to make an informed decision with respect to this Agreement and the Consideration Shares received by him hereunder. Each Seller further confirms that he has had an opportunity to ask questions and receive answers from the Purchaser regarding the Purchaser’s business, management and financial affairs and to obtain additional information (to the extent the Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Seller or to which such Seller had access.

5.2.	Availability of Exemptions. Each Seller understands that the Consideration Shares are being offered pursuant to an exemption or exemptions from registration requirements of Israeli and US Federal and state securities laws, and that the Purchaser is relying upon the truth and accuracy of such Seller’s representations, warranties, agreements, acknowledgments and understandings set forth in this Section 5 herein in order to determine the applicability of such exemptions and the suitability of such Seller to receive the Shares.

5.3.	Legends. Each Seller acknowledges and agrees that certificates representing the Consideration Shares will contain one or more legends to the effect that transfer of such securities is prohibited except pursuant to registration under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an available exemption from registration, similar to the following:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES EVIDENCED BY THIS CERTIFICATE, FILED AND MADE EFFECTIVE UNDER THE SECURITIES ACT AND APPLICABLE STATE LAWS OR AN OPINION OF COUNSEL TO B.O.S BETTER ONLINE SOLUTIONS LTD. THAT SUCH REGISTRATION IS NOT REQUIRED. IN ADDITION, THESE SHARES ARE SUBJECT TO A NO SALE COMMITMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT THE PRIOR WRITTEN CONSENT OF B.O.S BETTER ONLINE SOLUTIONS LTD. ANY PURPORTED SALE OR DISPOSITION IN CONTRIVANCE OF THE ABOVE SHALL BE DEEMED VOID AND HAVE NO EFFECT.”

5.4.	Restrictions on Transferability and Hedging.

5.5.1.	Each Seller understands that (i) the Consideration Shares have not been registered under the Securities Act, or under the laws of any other jurisdiction; (ii) such Consideration Shares are deemed to be “restricted securities” as defined in Rule 144 promulgated under the Securities Act, and cannot be sold, transferred or otherwise disposed of unless they are registered under the Securities Act and, where required, under the laws of other jurisdictions or unless an exemption from registration is then available; (iii) there is now no registration statement on file with the Securities and Exchange Commission with respect to the Consideration Shares to be received by such Seller.

5.5.2.	Each Seller acknowledges that the Purchaser will not register any transfer of Consideration Shares not made pursuant to registration under the Securities Act, or pursuant to an available exemption from registration or made in contravention of the lock-up provisions of Section 5.8 below.

5.5.3.	Each Seller acknowledges, agrees and covenants not to engage in hedging transactions with regard to the Consideration Shares offered pursuant to this Agreement.

5.6.	Investment Purposes. The Consideration Shares are being acquired for investment purposes only. The Consideration Shares are not being purchased with a view to, or for sale in connection with, any distribution or other disposition thereof. The Sellers have no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition and they will not divide their interests in the Consideration Shares with others, resell or otherwise distribute the Consideration Shares in violation of federal or state US Securities laws or the Israeli Securities Laws.

5.7.	Intentionally omitted.

5.8.	Lock Up. For a period of two years from the date of issuance of the Consideration Shares, no Seller shall sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise any of the Consideration Shares, provided however, that the abovementioned restriction shall expire, for each Seller, with respect to fifty percent (50%) of the Consideration Shares issued to such Seller, upon the lapse of one year from the date of issuance of the Consideration Shares. Upon expiration of the applicable lock-up period, the Company shall take reasonable steps to cooperate with the Sellers in connection with re-sales pursuant to Rule 144 under the Securities Act. This Section shall not limit transfers of shares by will or intestacy during the applicable Lock Up period, but any such transferees shall remain bound by this lock-up provision.

5.9.	Accredited Investor Status; Sophisticated Investor. Each Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Each Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investment in the Consideration Shares.

5.10.	No Solicitation. At no time was such Seller presented with or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation in connection with the Consideration Shares and the transaction contemplated hereby.

5.11.	Broker-Dealer. The Seller is not a broker-dealer, nor is it an affiliate of any broker-dealer.

6.	Representations and Warranties regarding the Purchaser.

Purchaser hereby represents and warrants to each of the Sellers as follows:

6.1.	Corporate Organization. The Purchaser is a company duly incorporated and validly existing under the laws of Israel, and has the corporate power to own its property and to carry on its business as now being conducted. The Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Purchaser’s shares are traded on the Nasdaq Market and on the Tel-Aviv Stock Exchange and as such it is subject to both US and Israeli Securities Laws.

6.2.	Due Authorization and Valid Issuance. The Agreement has been, or will have been, at the time of its execution and delivery, duly executed and delivered by a duly authorized officer of the Purchaser. Prior to the Closing of this Agreement, the Purchaser shall have acted to complete all corporate action necessary on its part for the issuance, sale and delivery of the Consideration Shares. The Consideration Shares will, upon issuance, be duly authorized, validly issued, fully-paid and nonassessable.

6.3.	Binding Agreement. The Agreement constitutes valid and legally binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors and contracting parties generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

6.4.	Non-Contravention. Neither the execution and delivery of the Agreement, nor the consummation of the transactions or the performance of the obligations contemplated hereby will result in any violation or breach of any of the terms, conditions and provisions of: (i) the Purchaser’s articles of association, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, in countries in which the Purchaser conducts its business, to which the Purchaser is subject, (iii) any material agreement, contract, lease, license or commitment to which the Purchaser is a party and which would impair the ability of the Purchaser to execute, deliver or perform this Agreement, or (iv) material applicable law in countries in which the Company conducts its business. To the knowledge of the Purchaser, such execution, delivery and compliance by the Purchaser will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this Section 6.4, except as would not have a material adverse effect or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained or shall be obtained by the Closing.

6.5.	No Consent. To the Purchaser’s knowledge, and in reliance on the representations of the Sellers given in section 5 hereof, except for reporting obligations and approvals required under applicable securities laws and market regulations in Israel and the United States and for approval by the Investment Center and notice to the Office of Chief Scientist of the Israeli Ministry of Trade & Industry and pursuant to the Foreign Investment and National Security Act of 2007, no consent of any governmental body or third party is required to be made or obtained by the Purchaser in connection with the execution and delivery of the Agreement by the Purchaser or the consummation by the Purchaser of the transactions or the performance of the obligations contemplated hereby by the Purchaser.

6.6.	Capitalization. The authorized share capital of the Purchaser consists as of the date hereof: of 35,000,000 Ordinary Shares, nominal value NIS 4.00 per share, of which, as of June 30, 2007, 9,601,033 Ordinary Shares were outstanding and issued. As of June 30, 2007, the Purchaser had 2,343,319 options issued to directors, officers and employees to purchase Ordinary Shares under various options plans as well as 858,323 Ordinary Shares underlying convertible notes and warrants to purchase ordinary shares, issued to investors and service providers. Any change in the above capitalization between the date hereof and the date of the Closing shall not constitute a default under this Agreement, provided, however, that such change is the result of the conversion or exercise of convertible securities, options or warrants of the Purchaser. A complete and detailed list of all options conversion rights, warrants and other securities convertible into Ordinary Shares is attached as Schedule 6.6.

6.7.	Financial Statements.

6.7.1	The audited consolidated financial statements of the Purchaser as of December 31, 2006 and the related notes thereto, as filed by the Purchaser with the Securities and Exchange Commission under Form 20-F for the year ending December 31, 2006 are true, correct and complete in all material respects and fairly present the financial position of the Purchaser as of their respective dates, and have been prepared in all material respects in accordance with the books and records of the Purchaser as at the applicable dates and for the applicable periods. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as may be disclosed in the notes to such financial statements, or as may be permitted by the Securities and Exchange Commission and except as disclosed in the filings the Purchaser made in connection with such statements, if any.

6.7.2	Other than as reported in the Purchaser’s public filings with the US Securities and Exchange Commissions (“Public Filings”), since December 31, 2006, there has not been any event or material adverse change in the financial conditions of the Purchaser as reflected in the financial statements which, individually or collectively with other events or changes, could have a material adverse effect on the Purchaser.

6.8	Legal Proceedings. Except as disclosed in the Purchaser’s Public Filings, there is no material legal or governmental proceeding pending or, to the knowledge of the Purchaser, threatened to which the Purchaser is or may be a party.

6.9	Compliance with Law. The business of the Purchaser is conducted in accordance with applicable laws, except to extent that, individually or in the aggregate, would not cause a material adverse effect on the Purchaser.

6.10	Disclosure. The representations and warranties of the Purchaser contained in this Section 6 as of the date hereof and as of the Closing, read together with the Company’s Public Filings, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein, in light of the circumstances under which they are made, not misleading.

6.11	Brokers. Neither the Purchaser nor any of Purchaser’s employees or shareholders has employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result, directly or indirectly, in the obligation of the Seller, the Company or the Purchaser to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby. It is acknowledged that the Purchaser has used Cukierman & Co. Investment House Ltd. (“Cukierman”) as financial advisor to this transaction. It is hereby clarified, that neither the Company nor the Sellers shall be liable to pay Cukierman any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Purchaser in connection with any of the transactions contemplated under this Agreement, and Purchaser agrees to indemnify Sellers and the Company from any and all claims by Cukierman resulting from any brokerage or finder’s fee arrangement made by Purchaser with Cukierman.

7.	Covenants

7.1	Ordinary Course of Business. From and after the signing of this Agreement and until the Closing, except as otherwise stated herein, the Company and each of the Sellers, severally and jointly, covenant and agree with the Purchaser that the Company shall not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Company will not, without the prior consent of the Purchaser: (a) authorize or effect any change in its corporate documents; (b) declare or pay any dividends or make any other distributions with respect to its capital stock, except as stated in this Section; (c) issue any shares or grant any option, warrant, convertible debenture or any other form of security exercisable into or convertible into shares of the Company; (d) enter into or renew any agreement with an Interested Party (including an employment agreement with any employee or director), or increase the rate of remuneration of any employee or director, and in any event, pay the Sellers remuneration at a rate of more than $5,000 per week per Seller; or (e) sell or agree to sell its assets (other than the Company’s inventory sold in the ordinary course of business). Any accrued but unpaid compensation to each Seller for 2007, at the rate of $5,000 per week, shall be paid by the Company not later than December 31, 2007. Schedule 7.1 sets forth any accrued but unpaid compensation to each Seller as of the date hereof.

7.2	Disposal of Interests. The Sellers further covenant with the Purchaser that, except as stated herein, none of the Sellers shall dispose of any interest in the Company Shares or grant any option over or create or allow to exist any Security Interest over the Company Shares.

7.3	Announcements. No announcement or other disclosure concerning the sale and purchase of the Sold Shares or any ancillary matter shall be made before or after the Closing by the parties or any person acting on their behalf, except subject to Purchaser’s prior written approval of the form and content of such announcement or disclosure or otherwise as required by law or by the applicable rules of any stock exchange or automated quotation system.

7.4	Reporting. The Sellers and the Company acknowledge that the Purchaser is a public company traded on NASDAQ and on the TASE and is subject to strict reporting requirements. On request, Sellers and the Company shall fully and timely provide the Purchaser with all information in their possession or control required by the Purchaser to meet all reporting requirements, including without limitation any and all financial information and financial statements.

7.5	Registration Rights and Transferability. The Sellers shall have customary piggyback registration rights in connection with the Consideration Shares. The Consideration Shares shall be transferable subject to Section 5.8, pursuant to the provisions of Rule 144 under the Securities Act. If following a two-year period from the Closing, the Consideration Shares cannot be legally sold under Rule 144 or pursuant to another available exemption, the Sellers may request that Purchaser cause the Consideration Shares to be registered under the Securities Act.

7.6	Confidentiality. The Purchaser acknowledges that it has received and, prior to the Closing Date, shall receive certain information concerning the Company, including, but not limited to, information concerning its finances, personnel, business practices, customer information, pricing, plans, systems, practices and employees (the “Proprietary Information”), and the Purchaser agrees to keep such Proprietary Information confidential for a period of 18 months following the termination of this agreement (the “Restricted Period”).

7.7	Non-Solicitation. During the Restricted Period, the Purchaser shall not, directly or indirectly, solicit or accept business from any customer of the Company, unless the Purchaser sold products to such customer prior to June 18, 2007 (the “Term Sheet Date”). If the Purchaser sold products to such customer prior to the Term Sheet Date, the Purchaser may continue to sell such products to, and solicit sales of such products from, such customer during the Restricted Period. In addition, during the Restricted Period, Purchaser shall not solicit the employment or employ any individual employed by the Company as of the Term Sheet Date.

7.8	Covenants with Respect to Taxes.

7.8.1.	The Company shall grant to Purchaser or its designees access at all reasonable times to all of the Company’s books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent the books and records relate to taxable periods ending on or prior to or that include the Closing Date. Purchaser shall (i) grant to Sellers access at all reasonable times to all of the Company’s books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that the books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with Sellers in connection with any audit of Taxes that relate to the business of the Company prior to Closing, in each case to the extent relevant to Sellers’ indemnification obligations under Section 11 hereof.

7.8.2.	Intentionally omitted.

The Sellers and the Purchaser will use their best efforts to agree upon an allocation of the total purchase price on IRS Form 8883 if such form is required, and in the absence of an agreement the parties shall designate an accounting firm to determine the allocation, which determination shall be binding on the parties. The parties confirm that it is their intention that the entire Closing Consideration, consisting of the Cash Payment, the Consideration Shares and the Contingent Consideration shall qualify for capital gains treatment for purposes of the Sellers’ Federal and State Income Tax Returns. Purchaser shall reimburse Sellers for any additional tax (including the tax on the reimbursement amounts) which results to Sellers if any portion of the Closing Consideration is determined to be ordinary income rather than capital gains by reason of Purchaser’s allocation to any asset of the Company of an amount in excess of the book value thereof as of the Closing Date.

7.8.3.	[Reserved]

7.8.4.	Purchaser shall be responsible for preparing and filing, or causing the Company to prepare and file, all Tax Returns of the Company required to be filed after September 30, 2007 (the “Tax Cut-off Date”). Sellers shall be responsible for all Taxes that are applicable to the Company for the period commenced January 1, 2007 and ended on the Tax Cut-off Date and shall be entitled to all Tax credits and benefits under applicable law which relate to such period. Wherever possible, a short period return shall be filed for the period commencing January 1, 2007 and ending on the Tax Cut-off Date or if not possible, on the Closing Date. If such short period return cannot be filed as to any Tax, then, for purposes of this Agreement, in the case of any period that begins before the Tax Cut-off Date and ends after the Tax Cut-off Date, any Tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions, and any credits available with respect to any Tax, shall be allocated by assuming that the taxable period ended on the Tax Cut-off Date, and any other Tax shall be allocated based on the number of days in the taxable period ending on the Tax Cut-off Date divided by the total number of days in the taxable period

7.8.5.	The parties acknowledge that the Company has elected to be taxed as a subchapter S corporation for federal and state Income Tax purposes and that the Company will cease to be an S corporation on the Closing Date. It is the intent of the parties that the tax burden of the Federal and State Income Tax on the net income of the Company for the portion of the Company’s 2007 taxable year prior to the Closing Date while the Company will be an S corporation shall be borne by each Seller to the extent that income is distributable to the Sellers pursuant to the provisions of Section 4.2.7.

7.8.6.	Anything set forth in Sections 7.8.4 and 7.8.5 to the contrary notwithstanding, the parties agree that the entire profit before tax of the Company from January 1, 2007 to the Tax Closing Date of September 30, 2007 shall be belong to and be distributed to the Sellers within five days of Closing. Date. Sellers shall be responsible for all federal and state taxes applicable to such distribution.

Any profit from the Tax Closing Date to the Closing Date shall remain with the Company and Purchaser shall reimburse Sellers for the full amount of federal and state taxes due from Sellers (including any tax on the reimbursement amounts) with respect to such profit as determined by the Sellers’ accountant. The amount due Sellers under this Subparagraph 7.8.6 shall be payable to Sellers not later than January 15, 2008.

8.	Conditions to Purchaser’s Obligation to Close. The obligation of the Purchaser to purchase the Sold Shares and issue the Consideration Shares at the Closing is subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by and at the sole discretion of the Purchaser:

8.1	Representations and Warranties. The representations and warranties made by the Company and each of the Sellers in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing as if made on the date of the Closing.

8.2	Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Sellers and/or the Company prior to the Closing shall have been performed or complied with by the Sellers and the Company, as the case may be, prior to or at the Closing.

8.3	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction, which prohibits the consummation of any of the transactions contemplated by this Agreement.

8.4	Company Approvals. The Company and the Sellers shall have secured all permits, consents, approvals and authorizations that shall be necessary or required of them lawfully to consummate the transaction contemplated by this Agreement and to transfer the Sold Shares to be purchased by the Purchaser at the Closing (“Company Approvals”). Sellers and the Company shall diligently pursue the application for and obtaining of the Company Approvals and shall keep Purchaser advised with respect thereto. A list of Company Approvals is set forth on Schedule 8.4.

8.5	Delivery of Documents. All of the documents to be delivered to the Purchaser pursuant to Section 2 shall have been fully-executed (if applicable) by all parties whose names appear as intended signatories thereto (other than the Purchaser), and delivered to the Purchaser.

8.6	Purchaser Approvals. Purchaser shall have secured all permits, consents, approvals and authorizations, that are not Company Approvals, necessary or required for Purchaser to lawfully consummate the transaction contemplated by this Agreement (“Purchaser Approvals”). Purchaser shall diligently pursue the application for and obtaining of the Purchaser Approvals and shall keep Sellers advised with respect thereto. A list of Purchaser Approvals is set forth on Schedule 8.6.

8.7	Notices to NASDAQ the TASE and the ISA. The Purchaser shall have made all required filings of notices with NASDAQ, the Tel Aviv Stock Exchange and the Israel Securities Authority and has received no notice which adversely affects the performance of the transactions contemplated hereunder. The Purchaser shall use its commercially reasonable efforts to complete such filings.

8.8	Proceedings and Documents. All corporate and other proceedings of the Company and the Sellers in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.

8.9	Absence of Adverse Changes. From the date hereof until the Closing, there will have been no material adverse change in the financial or business condition of the Company.

8.10	Due Diligence. The Purchaser shall have completed the legal and financial due diligence review of the Company, to the sole and complete satisfaction of the Purchaser.

8.11	Intentionally deleted.

8.12	Company Lease. The Company’s existing lease for its business premises with the owners of such property shall be in full force and effect without modification. At the Closing, Sellers shall deliver an instrument executed on behalf of the Company and such owner confirming such status and that neither is in default under the lease.

8.13	Drop Dead Date. If, for any reason other than a material default by Purchaser of its obligations under this Agreement, all of the conditions to Purchaser’s obligation to close have not been satisfied or waived by Purchaser by January 1, 2008, then Purchaser, by written notice to Sellers shall have the right to terminate this Agreement whereupon the Deposit shall be returned to Purchaser and neither party shall have any further obligation to the other except as set forth in Sections 7.6 and 7.7.

8.14	IRS Form 8023. The Sellers shall have delivered to the Purchaser a properly executed IRS Form 8023 (as well as all similar state or local tax forms designed in writing by the Purchaser to the Sellers at least five Business Days prior to the Closing Date) if such form or forms is required to be filed under applicable law.

9.	Conditions to Sellers’ Obligation to Close. The Sellers’obligation to sell the Sold Shares at the Closing are subject to the fulfillment, at the discretion of the Sellers, at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Sellers:

9.1.	Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing as if made on the date of the Closing.

9.2.	Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Purchaser prior to the Closing shall have been performed or complied with by the Purchaser prior to or at the Closing.

9.3.	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction, which prohibits the consummation of any of the transactions contemplated by this Agreement.

9.4.	Consents, etc. The Purchaser shall have secured all permits, consents and authorizations that shall be necessary or required of it lawfully to consummate the transactions contemplated by this Agreement and to issue the Consideration Shares to be issued at the Closing.

9.5.	Delivery of Documents. All of the documents to be delivered to the Sellers pursuant to Section 2 shall have been fully-executed (if applicable) by all parties whose names appear as intended signatories thereto (other than the Sellers), and delivered to the Sellers or the Company.

9.6.	Approvals. The Purchaser and the Company shall have received the applicable Corporate Approvals set forth on Schedule 8.4 with respect to the transactions contemplated hereby.

9.7.	Proceedings and Documents. All corporate and other proceedings of the Purchaser in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Sellers, and the Sellers shall have received all such counterpart originals or certified or other copies of such documents as the Sellers may reasonably request.

9.8.	Drop Dead Date. If, for any reason other than a material default by the Company or Sellers of their obligations under this Agreement, all of the conditions to Sellers’ obligation to close have not been satisfied or waived by Sellers by January 1, 2008, then Sellers, by written notice to Purchaser shall have the right to terminate this Agreement whereupon the Deposit shall be returned to Purchaser and neither party shall have any further obligation to the other except as set forth in Sections 7.6 and 7.7.

10.	Termination.

10.1.	This Agreement may be terminated at any time prior to the Closing Date:

10.1.1.	by mutual agreement of the Sellers and the Purchaser;

10.1.2.	by the Purchaser if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Sellers or if Purchaser’s due diligence examination shall reveal conditions not acceptable to the Purchaser in its sole discretion.

10.1.3.	by the Purchaser if there shall be any action taken, or any law promulgated or issued or determined to be applicable to this agreement, by any governmental or regulatory authority, which would prohibit the Purchaser’s ownership of the Company;

10.1.4.	by the Sellers if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Purchaser.

10.2	In the event of a valid termination of this Agreement as provided in this Section, the Deposit Escrow Agent shall return the Deposit to Purchaser, and neither party shall have any further rights or obligations hereunder except for pursuant to Sections 7.6 (Confidentiality) and 7.7 (Non-Solicitation) of this Agreement, provided, however, that the parties shall each remain liable for any breaches of this Agreement prior to its termination.

11	Indemnification and Remedies

11.1.	Subject to the limitations set forth below, from and after the Closing, the Sellers agree, jointly and severally, to indemnify, and hold the Purchaser harmless against and in respect of any and all loss, liability, deficiency or damage, or actions in respect thereof (including reasonable legal fees and expenses) and/or any reduction in the value of the Sold Shares purchased by the Purchaser hereunder (“Damages”), as and when incurred, occasioned by any breach of any obligation of the Sellers hereunder, any breach of any representation or warranty of the Sellers or the Company contained herein (each such representation and warranty is deemed to be made on the date of this Agreement and at the Closing),any breach of any certificate or other instrument furnished or to be furnished by the Sellers hereunder or any Tax for any Taxable Year or any portion of a Taxable Year prior to the Closing, all subject to the terms set forth in this Section 11.

11.2.	From and after the Closing, the Purchaser agrees to indemnify and hold each of the Sellers harmless against and in respect of any Damages, as and when incurred, occasioned by any breach of any obligation of the Purchaser hereunder, any breach of any representation or warranty of the Purchaser contained herein (each such representation and warranty is deemed to be made on the date of this Agreement and at the Closing) or any breach of any certificate or other instrument furnished or to be furnished by the Purchaser hereunder.

11.3.	Promptly after (i) receipt by the party making the claim pursuant to this Section (or any of its directors, employees and advisors) of notice of the commencement of any action, proceeding or investigation; or (ii) the party making the claim pursuant to this Section (or any of its directors, employees and advisors) becoming aware of any breach of this Agreement or falsity of representation, in each case, in respect of which indemnity may be sought as provided above, such person (the “Indemnified Party”) shall notify the party or parties from whom indemnification is claimed (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis of such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the notice to the Indemnifying Party shall specify, if known, the amount of damages asserted by such third party.

11.4.	Upon receipt of any such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such claim and may assume the defense of such claim at its own expense and by its own counsel. If the Indemnifying Party elects to assume the defense of such claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in defending such claim, at the expense of the Indemnifying Party. The parties acknowledge and agree that in the event the Indemnifying Party has properly assumed the defense of such claims provided herein, the Indemnified Party shall be entitled to retain its own counsel to participate in the defense of such claim at its own cost and expense.

11.5.	No claim shall be settled or compromised by the Indemnifying Party without the written consent of the Indemnified Party (which shall not be unreasonably withheld) if such settlement or compromise requires the Indemnified Party to make any payment or to take or refrain from taking any action or enjoins the Indemnified Party or subjects it to other equitable relief or subjects it to any potential criminal law, claim or liability.

11.6.	Survival of Claims. Except as set forth in Section 11.8 hereof, the indemnity obligations under this Agreement shall survive the execution and the delivery of this Agreement and the Closing and remain in full force and effect for a period of ten (10) months from the Closing Date or, as to any tax, for a period of ten (10) months from the date of notice from the taxing authority that such tax is due. Purchaser must submit a written claim to Seller(s) within such period or Purchaser shall be barred from asserting the claim. After the written claim is submitted, Purchaser must file suit within 120 days or Purchaser shall be barred from asserting such claim unless the 120 day period is mutually extended by the parties in writing.

11.7.	Limitations on Claim. Neither Sellers nor Purchaser shall assert any claim or series of claims for monetary compensation under this Section 11 or under any other provision of this Agreement or under the terms of the Employment Agreements unless the Damages sustained by the party making such claim are at least $50,000. In such event, any party liable for such Damages shall be liable for all Damages, including any amounts below $50,000 but in no event shall the total obligation of both Sellers under this Agreement, their Employment Agreements or otherwise exceed the lesser of the fair market value of Three Hundred and Sixty Thousand (360,000) ordinary shares of the Purchaser as of the date of claim or such fair market value as of the Closing Date, plus Two hundred Fifty Thousand ($250,000) Dollars. The aforementioned limitation shall not apply to: (i) unpaid tax obligations of the Company which accrued prior to the Closing; (ii) any debt of the Company to any third party as of the Closing (except Accounts Payable and other liabilities set forth on the Company’s financial records as of the Closing Date), and (iii) any Damages related to claims brought by that certain employee identified to Purchaser in writing by Seller as of even date of this Agreement. The $50,000 minimum set forth in this section shall not apply to claims made by the Sellers or either of them against the Company or Purchaser for failure to pay any portion of the Purchase Price, including the Contingent Consideration or any amount due to Sellers or either of them under the terms of the Employment Agreements. The amounts set forth in this Subparagraph 11.7 shall constitute the maximum total amount of Sellers potential liability to Purchaser and the Company for all claims for Damages accruing prior to or after the Closing Date.

11.8.	The limitation of liabilities and remedies set forth in Section 11.7 above shall also apply to claims for Damages by Purchaser against Sellers by reason of acts or omissions by Seller occurring after the Closing Date except with respect to knowing or willful fraud or intentional misconduct occurring after the Closing Date. However, all claims by Purchaser must be made to Seller within ten (10) months following the first to occur of: (i) termination of employment by the Company of the Seller in question or (ii) the discovery of the act or omission by Purchaser. In the event Purchaser institutes litigation against Sellers for any reason, including breach of representation or warranty, and all or part of Purchaser’s claims against Seller are adjudicated in Seller’s favor (or if Purchaser shall voluntarily dismiss all or part of such claims), then Sellers shall be entitled to be reimbursed by Purchaser for Sellers’ legal fees and costs of defense applicable to the causes of action upon which Seller has prevailed in such litigation.

11.9.	The remedies specified in this Section 11 shall be the sole and exclusive remedy to which either party is entitled with regard to any Damages under this Agreement and under the Employment Agreement entered into by Sellers pursuant to this Agreement or for any other cause or matter; except that the provisions of Sections 7.6 (Confidentiality) and 7.7 (Non-Solicitation) which shall be enforceable by a decree of specific performance or equivalent equitable relief, issued on a temporary or permanent basis, without the requirement of the filing of any bond or other security by the Seller, and application for such relief shall not bar application for other relief for breach by the Purchaser of its obligations pursuant to Sections 7.6 and 7.7. All references to “Purchaser” shall be deemed to refer also to the Company following the Closing Date so that limitations applicable to Purchaser cannot be avoided by the assertion of claims against the Sellers, or either of them, by the Company.

12	Miscellaneous

12.1.	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intention of the parties as reflected hereby.

12.2.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of New York, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the Federal Court for the Southern District of New York only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

12.3.	Expenses. Each of the parties hereto shall be responsible for its own costs and expenses (including legal fees) in connection with this Agreement and any other documents or actions relating to the transactions contemplated by this Agreement. All stamp duty and filing fees payable in respect of this Agreement or the transfer of shares as contemplated hereby shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other.

12.4.	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement. Any provision of this Agreement notwithstanding, upon the death of either Donald Levi or Andrew Levi, such deceased Seller’s heirs, executors, personal representatives and estate shall have no liability whatsoever for any obligation of such deceased Seller except for the amount of any judgment entered against such deceased Seller in favor of Purchaser prior to his date of death or for any obligation acknowledged by such deceased Seller in a written document signed by him after the Closing Date or for any loan made to such deceased Seller after the Closing Date. Nothing herein shall be deemed to modify the limitation of liabilities set forth in Section 11.7 above.

12.5.	Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof.

12.6.	Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or in Schedule A, as the case may be, or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Purchaser:

B.O.S Better Online Solutions Ltd.
20 Freiman Street
Rishon LeZion, 75100, Israel

Attention: Chief Financial Officer
Facsimile: (972) 3 954-1003

with a copy to:

Amit, Pollak, Matalon & Co., 17 Yitzhak
Sadeh Street, 19th Floor
Tel Aviv 67775
Attention: Shlomo Landress, Adv.

Facsimile: (972) 3 568-9001

If to the Company:

Summit Radio Corp. 1008 Teaneck Road, Teaneck, New Jersey 07666 Facsimile: (201) 837-8839

If to Sellers:

Andrew Levi 4 Deer Trail Franklin Lakes, New Jersey 07417

and

Donald Levi 42 Mill Road Extension Woodcliff Lake, New Jersey 07677

With a copy for all Company and Seller communications to:

Neil I. Kilstein, Esq. Kilstein & Kilstein, LLC 611 River Drive, Suite 320 Elmwood Park, New Jersey 07407 Facsimile: (201) 791-7797

Any notice sent in accordance with this Section 12.6 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

12.7.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

12.8.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

12.9.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

12.10.	Independent Agreement. The rights and obligations of the Sellers, the Company and the Purchaser under the terms of this Agreement shall be entirely independent of any rights and obligations of such parties under the Andrew Levi Employment Agreement or the Donald Levi Employment Agreement (the “Employment Agreements”). Specifically, the Sellers shall not have the right to terminate, rescind, modify or seek damages under this Agreement by reason of the breach or alleged breach by the Company of its obligations under the Employment Agreement, and the Purchaser shall not have the right to terminate, rescind, modify or seek damages under this Agreement by reason of the breach or alleged breach by a Seller of his obligations under any Employment Agreement.

12.11.	Old Inventory. Certain inventory of the Company which is not included in the inventory records of the Company as set forth in Schedule 12.11 hereto (“Old Inventory”) shall be transferred by the Company to one or both of Sellers prior to Closing. This Old Inventory need not be removed from the basement of the Company’s building for at least two years from the Closing Date until sold or transferred to a third party. Purchaser upon serving one hundred twenty (120) prior written notice shall be permitted to specify the date of the removal of any remaining Inventory by a date no sooner than two years from the Closing Date (the “Removal Date”). Sellers may utilize the services of employees of the Company in connection with the sale and shipping of the old Inventory. Sellers may remove such Old Inventory upon its sale or other disposal, in whole or in part, and the net proceeds of sale or other deposition shall be Sellers’ sole property. Sellers shall bear the risk of loss with respect to the Old Inventory and costs (other than labor) of its removal. If the Old Inventory is not sold or otherwise transferred to a third party, Sellers shall remove the Old Inventory from the Company premises by the Removal Date. If Sellers fail to remove the Old Inventory by the Removal Date, Purchaser may do so at Seller’s cost and expense. The activities of Sellers with respect to the Old Inventory authorized under this Subparagraph shall not be deemed to violate the Employee Covenants of Unauthorized Disclosure, Noncompetition, and Non-solicitation set forth in the Employment Agreements.

12.12.	Sellers Vehicles and Life Insurance. The vehicles and life insurance policies listed on Schedule 12.12 shall be transferred by the Company to Sellers prior to the Closing. It is understood that Andrew Levi is trading in his existing vehicle for a new vehicle of similar nature which will be transferred by the Company to him either before or after the Closing.

12.13.	ISRA. Following execution of this Agreement, Sellers and the Company shall promptly apply to the ISRA Bureau of the New Jersey Department of Environmental Protection for a Non-Applicability Determination, and furnish Purchaser with a copy of the affidavit supporting such application. If the ISRA Bureau refuses to issue such determination, then Sellers shall file such further applications, pay such fees and perform such work as may be required for the obtaining of ISRA Clearance for the transactions contemplated by this Agreement provided however, that if the total cost of obtaining such clearance shall exceed $100,000, then Sellers may elect to terminate this Agreement unless Purchaser agrees to pay the excess of $100,000. The Closing Date shall be adjourned, if necessary, pending receipt of such clearance, whether by de minimus exemption, no further action letter or approved remediation plan.

12.14.	Knowledge of the Company. Whenever the term “knowledge” is used in this agreement, it shall mean, with respect to the Sellers and the Company, the knowledge of any fact, circumstance, event or other matter in question after reasonable inquiry, by either Seller and the Company’s attorneys and accountants.

12.15.	Acquisition by Purchaser’s Subsidiary. Purchaser, at his sole discretion, may effect the acquisition pursuant to this Agreement through a wholly owned subsidiary provided that in any event Purchaser may remain subject to all of its obligations hereunder.

12.16.	Assignment by Purchaser to Subsidiary. Purchaser may assign its rights, subject to its obligations, under this Agreement to a wholly owned subsidiary of Purchaser on written notice to Sellers accompanied by a copy of such assignment which shall include the assumption of any applicable Purchaser’s obligations by such assignee. Purchaser shall then be jointly and severally obligated with such assignee for Purchaser’s obligations hereunder. However such assignment shall not be permitted to the extent that it shall increase Sellers’ obligations, including tax obligations or materially increase their costs related to the transactions contemplated hereunder.

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IN WITNESS WHEREOF the parties have signed this Share Purchase Agreement as of the date first hereinabove set forth.

B.O.S BETTER ONLINE SOLUTIONS LTD.		SUMMIT RADIO CORP.

By:	_________________________	By:	_________________________
Name:	_________________________	Name:	_________________________
Title:	_________________________	Title:	_________________________
__________________________ DONALD LEVI

__________________________ ANDREW LEVI

SCHEDULE A

Name and Address of Seller	No. of Sold Shares	% of Share capital (fully diluted)	Consideration
			BOS Shares *	Cash at Closing**

Donald Levi	10	50%	180,000	$2,150,000
Andrew Levi	10	50%	180,000	$1,950,000

Total	20	100%	360,000	$4,100,000

*	The Consideration Shares shall be placed in escrow.

**	Includes the $250,000 Deposit.

SCHEDULE B

MILESTONES FOR CONTINGENT CONSIDERATION

(a)     In the event the Company’s audited financial statements prepared in accordance with US GAAP for calendar year 2008 (the “2008 Financial Statements”), reflect Net Income of $400,000 (the “Target Amount”) or more, then BOS shall pay each Seller a cash payment of $125,000 on or before April 15, 2009.

(b)     In the event the Company’s audited Financial Statements prepared in accordance with US GAAP for the calendar year 2009 (the “2009 Financial Statements”) reflect Net Income of the Target Amount or more, then BOS shall pay each Seller a cash payment of $125,000 on or before April 15, 2010.

(c)     In the event Net Income is positive but is less than the Target Amount in either or both of 2008 and 2009, the Contingent Consideration payable to each Seller with respect to such year shall be $125,000 multiplied by the percentage the Net Income of the Company for such year is of the Target Amount.

(d)     The determination of whether an annual target has been met shall be made separately with respect to each applicable year (i.e. the payment for meeting Target (b) is not dependant on the Company meeting Target (a)).

(e)     In the computation of Net Income for purposes of Contingent Consideration:

(i)	None of Purchaser’s overhead shall be allocated to the Company.

(ii)	All compensation and other expenses not consistent with the practices of the Company prior to the Closing shall be reasonable in scope and amount.

(iii)	Purchaser shall not circumvent Seller’s entitlement to contingent compensation by modifying the business practices of the Company from those prior to the Closing Date.

(f)     All references to Net Income shall be deemed to refer to net income before Income (or equivalent) Taxes, interest on borrowing made with respect to the acquisition of the Company Shares and amortization.